UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 19, 2014

GRAFTECH INTERNATIONAL LTD.
(Exact Name of Registrant as Specified in its Charter)

Delaware	1-13888	27-2496053
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

12900 Snow Road
Parma, Ohio 44130
(Address of Principal Executive Offices, including Zip Code)

Registrant’s Telephone Number, including Area Code: 216-676-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
GrafTech International Ltd. (“GrafTech”) and certain of its subsidiaries (together with GrafTech, the “Company”) initiated and, on November 19, 2014, completed an Amendment (the “Amendment”) of the Amended and Restated Credit Agreement dated as of April 23, 2014 (the “Credit Agreement”) with the lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent, Collateral Agent, Issuing Bank and Swingline Lender. The Amendment includes modification to the definition of EBITDA to exclude certain restructuring costs, increasing availability of borrowings thereunder, and modification of the maximum principal amount to $400 million.

GrafTech paid the lenders a customary fee for the Amendment. Some of the lenders and their affiliates have performed and may in the future perform various commercial banking, investment banking and other financial advisory services for the Company for which they have received and will receive customary compensation.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to text of the Amendment, which is attached and incorporated herein.

Item 9.01.	Financial Statements and Exhibits.
(d)   Exhibits.

99.1
First Amendment dated as of November 19, 2014 in respect of the Amended and Restated Credit Agreement dated as of April 23, 2014 among GrafTech International Ltd., GrafTech Finance Inc., GrafTech Luxembourg I SarL, GrafTech Luxembourg II SarL, GrafTech Switzerland S.A., the LC Subsidiaries from time to time party thereto, the Lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent, as an Issuing Bank and as Swingline Lender.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

GRAFTECH INTERNATIONAL LTD.

Date:	November 25, 2014	By:	/s/ John D. Moran
John D. Moran
Vice President, General Counsel and Secretary